Exhibit 10.2

TRANSITION AGREEMENT AND RELEASE

This Transition Agreement and Release (“Agreement”) is made by and between Erin Nelson (“Employee”) and Bazaarvoice, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Employee is currently employed by the Company;

WHEREAS, Employee signed an offer letter with the Company dated September 2, 2010, which was amended and restated as of August 16, 2011 (the “Offer Letter”);

WHEREAS, Employee signed an Employee Proprietary Information Agreement with the Company on October 29, 2010 (the “Confidentiality Agreement”);

WHEREAS, the Company and Employee have entered into a Stock Option Agreement with a grant date of November 16, 2010, evidencing an option to purchase 429,232 shares of the Company’s common stock (the “2010 Option Grant”), which grant is subject to the terms and conditions of the Company’s 2005 Stock Option Plan and the Stock Option Agreement (collectively, the “2010 Stock Agreements”);

WHEREAS, the Company and Employee have entered into a (i) Stock Option Agreement with a grant date of June 10, 2012, evidencing an option to purchase 14,488 shares of the Company’s common stock (the “2012 Option Grant”), and (ii) Restricted Stock Unit Agreement with a grant date of June 10, 2012, evidencing a restricted stock unit grant of 7,929 shares of the Company’s common stock (the “2012 RSU Grant”), both of which grants are subject to the terms and conditions of the Company’s 2012 Equity Incentive Plan (collectively, the “2012 Stock Agreements” and, together with the 2010 Stock Agreements, the “Stock Agreements”);

WHEREAS, Employee and the Company desire that Employee continue to provide de minimus services to the Company between December 7, 2012 (the “Transition Date”) and the earlier of (i) Employee’s acceptance of other employment and (ii) March 8, 2013 (the “Termination Date”) (the period of time between the Transition Date and the Termination Date referred to as the “Term”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

AGREEMENT

1. Duties and Scope of Employment. Effective as of the Transition Date, Employee’s shall step down as Chief Marketing Officer of the Company. Employee agrees that the Offer Letter is hereby terminated, and her continued service to the Company during the Term will be subject to the terms of this Agreement. During the Term, Employee will serve as an employee of the Company, reporting to the Company’s Chief Executive Officer and providing phone consult services on an as-needed basis, and will not be required to work at the Company’s offices. Employee will not be an officer of the Company during the Term and shall at all times comply with the Company’s External Communication Policy, which is attached hereto as Exhibit B (provided that the Company may amend the same from time to time as it deems appropriate or advisable). In the event that Employee accepts other paid employment which averages over twenty (20) hours per week employment, she shall promptly notify the Company and her employment with the Company and the Term will immediately terminate. During the Term, Employee shall continue to be eligible for health, dental, vision and other benefit plans for which she was eligible and in which she was enrolled prior to the Transition Date, provided that, from and after the Transition Date, Employee shall not be eligible for any expense reimbursement that not are pre-approved by the Chief Executive Officer in writing or cell phone reimbursement unless such expenses or cell phone bills relate to periods prior to the Transition Date.

2. Consideration. In consideration of Employee’s execution of this Agreement and Employee’s fulfillment of all of its terms and conditions, and provided that Employee does not revoke the release under paragraph 6 below, the Company agrees as follows:

a. Continuing Base Salary. During the Term, the Company will pay Employee as compensation for her services a base salary at a rate of $20,833.33 per month (annualized to $250,000.00 per year). This salary will be paid in regular installments in accordance with the Company’s normal payroll practices (subject to required withholding) and shall be pro-rated based on the number of days elapsed in the Term.

b. Transition Payment. In consideration of services provided to the Company prior to the date of this Agreement, and subject to Employee’s compliance with this Agreement, the Company will pay Employee a lump sum in an amount equal to $600,000.00, less applicable withholdings (“Transition Bonus”). The Transition Bonus shall be paid in a lump sum within five (5) days following the Effective Date of the release under paragraph 6 below, but no later than December 31, 2012.

c. Separation Agreement. Employee agrees to sign the Separation and Release Agreement attached as Exhibit A (the “Separation Agreement”) within three (3) business days of the Termination Date. Subject to Employee signing and not revoking the Separation Agreement, the Company agrees to pay Employee a lump sum of $1,000.00, less applicable withholding (the “Severance Amount”). The payment of the Severance Amount will be made within ten (10) days following the Effective Date of the Separation Agreement.

d. General. Employee acknowledges that without this Agreement, she is otherwise not entitled to any of the consideration listed in this paragraph 1.

3. Stock. As of the Transition Date, Employee has vested in 165,600 shares subject to the 2010 Option Grant1 and no shares under the 2012 Option Grant or the 2012 RSU Grant pursuant to the Stock Agreements. The exercise of the vested shares subject to Employee’s options shall continue to be governed by the terms and conditions of the Stock Agreements. During the Term, Employee shall remain a Service Provider (as used in the applicable Stock Agreements) for purposes of the Stock Agreements. The Parties agree that no further shares of the Company’s common stock shall vest under the Stock Agreements following the Termination Date. To the extent Employee’s options are vested and remain outstanding upon the expiration of the Term, the post-termination exercise period under the Stock Agreements shall commence upon the Termination Date.

4. Benefits. Employee’s health insurance benefits shall cease on the last day of the month in which the Termination Date occurs, subject to Employee’s right to continue her health insurance under COBRA. The Company and Employee agree that Employee shall cease accruing vacation/paid time off as of the Transition Date, and that Employee shall use all of her accrued, unused vacation that exists as of the Transition Date during the Term (to cover days that she is not providing services as described in Section 1 above). Notwithstanding, Employee will not have to provide services or be available except as provided in Section 1. The Company and Employee agree that Employee’s accrued vacation/paid time off balance will be zero (0) days as of the Termination Date. Employee’s participation in all other benefits and incidents of employment, including, but not limited to, vesting in stock options, shall cease as of the Termination Date.

5. Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than the consideration set forth in this Agreement and related to her employment through the Term, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee.

6. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, parents, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Employee, on her own behalf and on behalf of her respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess

[1]	1 223,558 shares vested (25 months of vesting) less 57,958 sold in offering and pursuant to trading plan.

against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a. any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship, including without limitation, any claims under the Offer Letter;

b. any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. any and all claims for wrongful discharge of employment; constructive discharge; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Texas Payday Act; Texas Workers’ Compensation Act; and Chapter 21 of the Texas Labor Code (also known as the Texas Commission on Human Rights Act);

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h. any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement or as an Employee during the Term. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Employee the right to recover any monetary damages against the Company; Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company).

7. Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that she is waiving and releasing any rights she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that she has been advised by this writing that: (a) she should consult with an attorney prior to executing this Agreement; (b) she has twenty-one (21) days within which to consider this Agreement; (c) she has seven (7) days following her execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that she has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to Kathy Smith-Willman, Director of People Relations, is received prior to the Effective Date. The Parties agree that changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day consideration period referenced above.

8. Unknown Claims. Employee acknowledges that she has been advised to consult with legal counsel and that she is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in her favor at the time of executing the release, which, if known by her, must have materially affected her settlement with the releasee. Employee, being aware of said principle, agrees to expressly waive any rights she may have to that effect, as well as under any other statute or common law principles of similar effect.

9. Employee Wrongdoing or Misconduct. Employees represents that she is not aware of any wrongdoing or misconduct committed by any employee at Bazaarvoice. In the event that Employee is aware of any wrongdoing or misconduct by an employee, then Employee represents that she has reported this wrongdoing or misconduct to the General Counsel or Director of People Operations.

10. No Pending or Future Lawsuits. Employee represents that she has no lawsuits, claims, or actions pending in her name, or on behalf of any other person or entity, against the

Company or any of the other Releasees. Employee also represents that she does not intend to bring any claims on her own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

11. Confidentiality. Employee agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Except as required by law, Employee may disclose Separation Information only to her immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Employee’s counsel, and Employee’s accountant and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties. Employee agrees that she will not publicize, directly or indirectly, any Separation Information.

Employee acknowledges and agrees that the confidentiality of the Separation Information is of the essence and a material term of this Agreement. The Parties agree that if the Company proves that Employee breached this Confidentiality provision, the Company shall be entitled to an award of its costs spent enforcing this provision, including all reasonable attorneys’ fees associated with the enforcement action, without regard to whether the Company can establish actual damages from Employee’s breach, except to the extent that such breach constitutes a legal action by Employee that directly pertains to the ADEA. Any such individual breach or disclosure shall not excuse Employee from her obligations hereunder, nor permit her to make additional disclosures. Employee warrants that she has not disclosed, orally or in writing, directly or indirectly, any of the Separation Information to any unauthorized party.

12. Trade Secrets and Confidential Information/Company Property. Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, and any restrictive covenants contained therein.

13. No Cooperation. Employee agrees that she will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that she cannot provide counsel or assistance.

14. Non-Disparagement. Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. The directors and officers of the Company agree to refrain from any disparagement, defamation, libel, or slander of Employee. Employee shall direct any inquiries by potential future employers to the Chief People Officer or such other person then serving as the leader of Company’s human resources department, who shall only provide Employee’s last position and dates of employment.

15. Non-Solicitation. Employee agrees that during the Term and for a period of twelve (12) months immediately following the Termination Date, Employee shall not directly or indirectly solicit any of the Company’s employees to leave their employment at the Company.

16. Breach. In addition to the rights provided under paragraph 25 below (the “Attorneys’ Fees” section), Employee acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Employee under this Agreement and to obtain damages, except as provided by law.

17. No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

18. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

19. ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN TRAVIS COUNTY, TEXAS BEFORE THE JUDICIAL ARBITRATION & MEDIATION SERVICES, INC. (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH TEXAS LAW, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL TEXAS LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH TEXAS LAW, TEXAS LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW.

THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

20. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on her behalf under the terms of this Agreement. Employee agrees and understands that she is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Employee’s failure to pay or the Company’s failure to withhold, or delayed payment of, federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

21. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that she has the capacity to act on her own behalf and on behalf of all who might claim through her to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

22. No Representations. Employee represents that she has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

23. No Waiver. The failure of either party to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms or conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

24. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

25. Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

26. Entire Agreement. This Agreement, together with the Separation Agreement attached hereto as Exhibit A, represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with the Company, transition of employment and separation from employment with the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Confidentiality Agreement, the Stock Agreements, benefit plan documentation and policies related to Employee’s employment through the Term.

27. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Company’s Chief Executive Officer.

28. Governing Law. This Agreement shall be governed by the laws of the State of Texas, without regard for choice-of-law provisions. Both parties consent to personal and exclusive jurisdiction and venue in the State of Texas.

29. Section 409A. If the Company determines that any cash severance benefits, health continuation coverage, or additional benefits provided under this Agreement shall fail to satisfy the distribution requirement of Section 409A(a)(2)(A) or the Internal Revenue Code of 1986, as amended (the “Code”) as result of Section 409A(a)(2)(B)(i) of the Code, the payment of such benefit shall be accelerated to the minimum extent necessary so that the benefit is not subject to the provisions of Section 409(a)(1) of the Code. (It is the intention of the preceding sentence to apply the short-term deferral provisions of Section 409A of the Code, and the regulations and other guidance thereunder, to such payments, and the payment schedule as revised after the application of the preceding sentence shall be referred to as the “Revised Payment Schedule.”) However, if there is no Revised Payment Schedule that would avoid the application of Section 409A(a)(1) of the Code, the payment of such benefits shall not be paid pursuant to a Revised Payment Schedule and instead shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of section 409A(a)(1) of the Code. The parties shall mutually agree to any conditions to or adjust the amounts paid pursuant to this paragraph to preserve, as closely as possible, the economic consequences that would have applied in the absence of this paragraph; provided, however, that no such condition or adjustment shall result in the payments being subject to Section 409A(a)(1) of the Code. The Company believes that its obligations to Employee pursuant to this Agreement are not subject to Section 409A(a)(1), provided that the Company shall have no liability to Employee in the event that such belief shall prove to be inaccurate or incorrect.

30. Effective Date. Employee has seven (7) days after she signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by Employee before that date (the “Effective Date”). Employee understands that this Agreement shall be null and void if not executed by Employee within the twenty-one (21) day period set forth under paragraph 6 above.

31. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

32. Press Release. The Company shall issue a press release regarding Employee’s transition and separation from the Company, the substance of which is attached hereto as Exhibit C.

33. Voluntary Execution of Agreement. Employee understands and agrees that she executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of her claims against the Company and any of the other Releasees. Employee acknowledges that:

a. she has read this Agreement;

b. she has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of her own choice or has elected not to retain legal counsel;

c. she understands the terms and consequences of this Agreement and of the releases it contains; and

d. she is fully aware of the legal and binding effect of this Agreement.

[Remainder of Page Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

ERIN NELSON, an individual

Dated:	12/7/2012	/s/ Erin Nelson
Erin Nelson

BAZAARVOICE, INC.

Dated:	Dec. 7, 2012	By	/s/ Ryan Robinson
Ryan Robinson
Chief People Officer

EXHIBIT A

SEPARATION AND RELEASE AGREEMENT

In consideration for the mutual promises and consideration provided both herein and in the Transition and Release Agreement signed on December     , 2012 (the “Transition Agreement”) between Erin Nelson (“Employee”) and Bazaarvoice, Inc. (the “Company”) (collectively the “Parties”), the Parties hereby extend by this Separation and Release Agreement (the “Agreement”) the release and waiver provisions therein to any and all claims that may have arisen between the execution date of the Transition Agreement and the Effective Date of this Agreement, and to add such releases and waivers as provided herein, expressly including but not limited to a waiver of any federal age related claims under the ADEA.

1. Consideration. As consideration for this Agreement and as set forth in the Transition Agreement, the Company agrees to pay Employee a lump sum of $1,000, less applicable withholding (the “Severance Amount”). The Severance Amount will be made within ten (10) days following the Effective Date of this Agreement. In no event shall the Severance Payment be made to Employee after March 31, 2013.

2. Release. The undersigned Parties expressly acknowledge and agree that the terms of the Transition Agreement shall apply equally to this Agreement, shall be construed to be extended through the Effective Date of this Agreement, and are incorporated by reference herein. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Employee, on her own behalf and on behalf of her respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement.

3. Unknown Claims. Employee acknowledges that she has been advised to consult with legal counsel and that she is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in her favor at the time of executing the release, which, if known by him, must have materially affected her settlement with the releasee. Employee, being aware of said principle, agrees to expressly waive any rights she may have to that effect, as well as under any other statute or common law principles of similar effect.

4. ADEA Waiver. Employee acknowledges that she is waiving and releasing any rights she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and

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release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that she has been advised by this writing that: (a) she should consult with an attorney prior to executing this Agreement; (b) she has had twenty-one (21) days within which to consider this Agreement; (c) she has seven (7) days following her execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that she has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to Kathy Smith-Willman, Director of People Relations that is received prior to the Effective Date. The Parties agree that changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day consideration period referenced above.

5. Effective Date. Employee has seven (7) days after she signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked (the “Effective Date”).

6. Voluntary Execution. Employee understands and agrees that she executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of her claims against the Company and any of the other Releasees. Employee acknowledges that: (a) she has read this Agreement; (b) she has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of her own choice or has elected not to retain legal counsel; (c) she understands the terms and consequences of this Agreement and of the releases it contains; and (d) she is fully aware of the legal and binding effect of this Separation Agreement.

7. Entire Agreement. This Separation Agreement, together with the Transition Agreement referenced herein (and any agreements survived thereunder), represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with the Company, transition of employment, and separation from employment with the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company.

8. Governing Law. This Agreement shall be governed by the laws of the State of Texas, without regard for choice-of-law provisions. Both Parties consent to personal and exclusive jurisdiction and venue in the State of Texas.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

ERIN NELSON, an individual

Dated:
Erin Nelson

BAZAARVOICE, INC.

Dated:	By
Name
Title

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EXHIBIT B

EXTERNAL COMMUNICATION POLICY

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Adopted by the Board of Directors: February 13, 2012
Effective: Upon the effectiveness of the registration
statement related to Company’s initial public offering

Bazaarvoice, Inc.

External Communications Policy

Introduction

This External Communications Policy (the “Policy”) sets forth the policies of Bazaarvoice, Inc. (the “Company”) regarding how representatives of the Company may communicate with outside parties, particularly securities market professionals and those who may own or trade in our stock. Certain terms used in this Policy have the meanings set forth in the section entitled “Key Terms” below.

General Policy

It is the Company’s policy that all of its communications with Third Parties comply with applicable law, including Regulation FD promulgated under the Securities Exchange Act of 1934.

Only a Spokesperson may engage in discussions about the Company with Third Parties. No other individual is authorized to speak on behalf of the Company. Any other Insider who is contacted by a Third Party must refer the Third Party to a Spokesperson.

Specifically, no Insider, other than a Spokesperson, may communicate any information that could be considered Material, Nonpublic Information of the Company to a Third Party. A Spokesperson may only provide Material, Nonpublic Information to a Third Party if such information has been previously or is simultaneously disclosed in a manner reasonably intended to provide broad, non-exclusionary distribution of the information to the public. This will typically be a press release or conference call that is open to the public.

In the event of non-intentional disclosure by an Insider of information that might be Material Information, the Insider must immediately inform a Spokesperson and the General Counsel of the Company, who, in turn, may consult with outside corporate counsel as to whether prompt public dissemination of this information is required. If required, the information must be Publicly Disseminated within 24 hours of the inadvertent disclosure.

Whenever a Spokesperson is uncertain about this Policy, Regulation FD or the federal securities laws, the Spokesperson should consult with counsel to ensure compliance.

A Spokesperson may not depart from the principles set forth in this Policy without the explicit, prior written approval of two of the following individuals: the Chief Executive Officer, President, Chief Financial Officer and the General Counsel. Violation of this Policy may constitute grounds for termination of employment.

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Financial Information

No Insider may provide “guidance” to Third Parties on a selective basis, directly or indirectly, and no Insider may disclose to Third Parties any information regarding the Company’s internal projections of future operating results, business transactions, customer or supplier developments or other Material Information that has not been Publicly Disseminated. Additionally, no Insider shall comment on past guidance, if any past guidance exists, even though it has been Publicly Disseminated. For example, if a Third Party asks, “How does the Company feel about its initial guidance?” or “Is The Company’s initial guidance still correct?” an Insider should refer such inquiry to the Spokesperson, who, in turn, should state that, due to Regulation FD, he or she cannot comment. However, if a Third Party asks, “What revenue and earnings targets did the Company provide in its last conference call?” an Insider should refer such inquiry to the Spokesperson, who may disclose such information, but only after reminding the Third Party that the information represented management’s views as of the original date of the conference call, and should not be relied upon as representing management’s views as of any subsequent date. The information provided in response to the Third Party’s inquiry should contain the following statements: (a) a statement that the information is forward-looking, and it is possible that actual results will differ materially, (b) a reference to the “risk factors” section of the Company’s most recent filing with the Securities and Exchange Commission (the “SEC”), (c) a statement that Company is not re-confirming or updating the information presented, and (d) a statement that the Company is under no obligation to update this information to reflect events or circumstances after the original date of the conference call.

Analyst Information

Except as set forth below, no Insider may review analysts’ reports prior to their being published, send analysts’ reports to investors or prospective investors, comment on an analyst’s model, provide analysts’ phone numbers for people to call them directly, endorse or ratify revenue or earnings projections made by an analyst, or express comfort or disagreement with “the range” or how the analysts arrived at their estimates. The Chief Financial Officer, or his or her designate, may, however, review an analyst report solely for the purpose of confirming or correcting Publicly Disseminated information that may be contained in such analyst report. In the event any such meetings are not webcast, the Company’s General Counsel or Vice President of Communications, or their designee, shall attend such meeting, in addition to the Chief Financial Officer, and shall take notes on such meeting.

Press Releases

The Company will issue press releases from time to time to disclose information that is important or of use to the public. Press releases will be prepared and reviewed in accordance with the Company’s established practices, including review by the Company’s auditors and counsel, if appropriate. All press releases must be approved by and issued under the supervision of a Spokesperson.

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Services and Company Information

No Insider shall disclose to Third Parties any Material, Nonpublic Information regarding the Company or its products, services, or other offerings.

Stock Price

No Insider shall comment on how the Company’s stock price will change over time, on whether people should buy or sell the Company’s stock or whether he or she believes that the stock reacted or will react to a particular event (e.g., product or service offering, business transaction, a Company press release, etc.).

Competitor Information

No Insider shall discuss financial or operational information about competitors with Third Parties. If asked about competitors, a Spokesperson should say that the Company does not comment about its competitors and suggest that the Third Party contact the competitor directly.

A Spokesperson may discuss market share figures and facts from competitors’ earnings announcements.

Rumors

No Insider may comment on rumors. A Spokesperson shall be permitted to state that the Company has a policy against commenting on rumors.

Indirect Communications; Chat Rooms

Any communication that would constitute a violation of this Policy if made directly by an Insider to a Third Party shall also constitute a violation if made indirectly to a Third Party. This includes, but is not limited to, communications made by means of electronic forums such as a chat room or other online communication by which a Third Party receives such information indirectly.

Violation of this Policy

Selective disclosure of Material, Nonpublic Information in any forum other than the approved methods listed above, and by any individual other than a Spokesperson, and without the express approval of the Chief Executive Officer, President, Chief Financial Officer or General Counsel is considered a violation of this Policy and may be considered a violation of Regulation FD under the Securities Exchange Act of 1934. A violation of this Policy may result in discipline, up to and including immediate termination of employment and, potentially, an SEC civil enforcement action against the individual offender, the Company, and its officers and directors.

Key Terms

As used in this Policy, the following terms have the following meanings:

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“Insider” means an employee, officer, director, consultant or contractor of the Company.

“Material Information”: Information should be regarded as material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell securities or would view the information as significantly altering the total mix of information in the marketplace about the issuer of the security. In general, any information that could reasonably be expected to affect the market price of a security is likely to be material. Either positive or negative information may be material.

It is not possible to define all categories of “material” information. However, some examples of information that could be regarded as material include information with respect to:

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financial results, financial condition, earnings pre-announcements, guidance, projections or forecasts, particularly if inconsistent with the Company’s guidance or the expectations of the investment community;

•	restatements of financial results, or material impairments, write-offs or restructurings;

•	changes in independent auditors, or notification that the Company may no longer rely on an audit report;

•	business plans or budgets;

•	creation of significant financial obligations, or any significant default under or acceleration of any financial obligation;

•	impending bankruptcy or financial liquidity problems;

•

significant developments involving business relationships, including execution, modification or termination of significant agreements or orders with customers, suppliers, distributors, manufacturers or other business partners;

•	product or service introductions, modifications or performance issues or significant pricing changes or other product or service announcements of a significant nature;

•	significant developments in research and development or relating to intellectual property;

•	significant legal or regulatory developments, whether actual or threatened;

•

major events involving the Company’s securities, including calls of securities for redemption, adoption of stock repurchase programs, option repricings, stock splits, changes in dividend policies, public or private securities offerings, modification to the rights of security holders or notice of delisting;

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•

significant corporate events, such as a pending or proposed merger, joint venture or tender offer, a significant investment, the acquisition or disposition of a significant business or asset or a change in control of the company;

•	the existence of a special blackout period; and

•	major personnel changes, such as changes in management or lay-offs.

“Material, Nonpublic Information” means Material Information that has not been previously disclosed to the general public and is otherwise not available to the general public.

“Publicly Disseminated” means that information has been made available through the distribution of a press release through a widely disseminated news or wire service, by filing a Form 8-K, or by another non-exclusionary method of disclosure that is reasonably designed to provide broad public access — such as announcement at a conference of which the public had notice and to which the public was granted access, either by personal attendance, or telephonic or electronic access.

“Spokesperson” means the Chief Executive Officer, President, Chief Financial Officer, General Counsel and Vice President of Corporate Communications, or another Company employee or representative who has been authorized by the Chief Executive Officer or Chief Financial Officer to speak with a Third Party with respect to a particular topic or on a particular occasion.

“Company” means Bazaarvoice, Inc. and its subsidiaries and affiliates.

“Third Party” means securities market professionals (including, but not limited to, analysts, broker-dealers, investment advisers and fund managers), existing or prospective stockholders (including individuals, entities or anyone else who may be reasonably expected to trade on the basis of Material, Nonpublic Information), reporters and any other party who is not bound by a duty of confidentiality to the Company.

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EXHIBIT C

PRESS RELEASE

Bazaarvoice Names Lisa Pearson Executive Vice President of Marketing

AUSTIN, Texas – Dec 7, 2012 – Bazaarvoice today announced the appointment of Lisa Pearson as Executive Vice President of Bazaarvoice Marketing. In her new role, Pearson will report to CEO Stephen Collins, and will be responsible for driving overall marketing strategy and execution across the globe.

“We have continued to grow and expand our reach, preference and capabilities across the globe, and our Marketing organization has been a cornerstone of our progress,” said Mr. Collins. “Lisa’s deep marketing expertise, proven track record and inspirational leadership make her the right executive to continue growing our brand and our business.”

Ms. Pearson was previously the Vice President of Bazaarvoice Brand Marketing, where she led brand strategy, media relations, analyst relations and field enablement. She joined Bazaarvoice after 20 years in the marketing industry, including leadership roles at global agencies DeVries and Euro RSCG, where she led work for clients including Procter & Gamble, Johnson & Johnson, American Express, IBM, Sprint PCS and many others.

“Social and digital have reshaped the way that consumers engage with brands,” said Pearson. “Marketing is at an inflection point, and the path forward is placing customers at the center of every business decision. I am excited to work alongside our clients to innovate new ways to use the real voices of consumers to drive business change.”

Ms. Pearson succeeds Erin Mulligan Nelson, who held the Chief Marketing Officer role at Bazaarvoice since joining the company in 2010, and who has announced she will be leaving the company to pursue other ventures. As the Chief Marketing Officer, Ms. Nelson oversaw significant gains in brand penetration, partner growth and influencer advocacy and revenue growth. Ms. Nelson will stay on with the company through March to ensure a seamless transition.

“Erin leaves an important legacy at Bazaarvoice. Her leadership, vision and commitment to customers helped shape our strategy and I know Erin will be successful in her future endeavors,” said Mr. Collins.

“I’m proud of what we have accomplished at Bazaarvoice, and there’s still more to come.” said Ms. Nelson. “Lisa is an amazing leader and I know she and the team will continue to build on the foundation we’ve created. I look forward to seeing the team and the business grow and prosper.”

About Bazaarvoice

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